                                    EXHIBIT 1

                            STOCK PURCHASE AGREEMENT


                                            THIS STOCK PURCHASE AGREEMENT (the
"Agreement"), made as of this 11 day of November, 1997, by and between The Beard Company, an Oklahoma corporation ("Beard"), and Warren B. Kanders, Republic National Bank of New York (Suisse) SA, Smith Barney as IRA Custodian F/B/O Burtt R. Ehrlich, and K. Buttenhoff (collectively, the "Sellers").

                              W I T N E S S E T H :

                                            WHEREAS, the Sellers and Beard
desire to provide for the purchase of all of the Beard Series A Preferred Stock ("Preferred Stock") and Beard Common Stock ("Common Stock") owned by the Sellers;

                                            NOW, THEREFORE, in consideration of
the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Sellers and Beard hereby agree as follows:

                                            1. STOCK PURCHASE. Subject to the
terms and conditions herein set forth, each of the Sellers hereby agrees to sell and Beard agrees to purchase (i) on the First Closing Date (as herein defined) the number of shares of Common Stock Stock owned by the Sellers set forth on Exhibit A hereto; and (ii) on the Second Closing Date (as hereinafter defined) the number of shares of Preferred Stock as set forth on Exhibit A hereto.

                                            2. PURCHASE PRICE. The purchase
price for the Common Stock shall be $5.00 per share, or an aggregate purchase price for the Common Stock of $1,519,450. Because of the sale of assets by Beard's subsidiary, Carbonic Reserves, as set forth in the Proxy Statement for Beard's Annual Meeting of Shareholders held on October 10, 1997, (the "Proxy Statement"), within ninety (90) days after December 31, 1997, Beard will be required to redeem a portion of Beard's outstanding Series A Preferred Stock out of funds legally available therefor from not less than one-third of the Company's "Consolidated Net Income" as defined in Beard's Certificate of Incorporation. However, as Beard's audited financial statements will not be available in January 1998, Beard and the Sellers have agreed, based upon Beard's good faith estimate of its Consolidated Net Income for fiscal year 1997 ("Estimated CNI"), that at the Second Closing Beard shall purchase in lieu of redemption (x) 16,411.40 shares of Preferred Stock owned by the Sellers (determined by multiplying 52.94% times one-third of Estimated CNI and dividing

                               Page 6 of 11 Pages
the product by $100) for an aggregate consideration of $1,641,140, ($100 per share); plus (y) the remainder of the Preferred Stock owned by Sellers set forth on Exhibit A for an aggregate consideration of $1,000,000. The purchase price for the Common Stock and the aggregate consideration for the Preferred Stock being herein sometimes collectively referred to as the "Purchase Price". Notwithstanding the foregoing, $150,000 of the consideration which would otherwise be payable to the Sellers shall instead be paid as a fee to Kanders & Company for acting as investment banker to the Sellers, which fee shall be allocated among Sellers pro rata to the total cash consideration each shall be entitled to receive as purchase price for both Common Stock and Preferred Stock hereunder, with the balance of the consideration being paid in accordance with the Sellers' respective ownership of the Common Stock and Preferred Stock.

                                            3. REPRESENTATIONS AND WARRANTIES OF
THE SELLERS. The Sellers severally and not jointly represent and warrant to
Beard:


                  (a) Each Seller has the full legal right, power and authority to enter into this Agreement. This Agreement has been executed and delivered by each Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

                  (b) The Common Stock and Preferred Stock will be conveyed to Beard at each Closing free and clear of any and all liens, claims, security interests or encumbrances.

                  (c) Each Seller is the sole owner of the Common Stock and the Preferred Stock as reflected on Exhibit A hereto, and has or will have at Closing full right and lawful authority to transfer such Stock as herein contemplated, and to perform the other obligations herein stated.

                  (d) Sellers have received the Proxy Statement and have had the opportunity to ask questions and receive answers from officers of Beard which they deem relevant in determining to sell the Common Stock and the Preferred Stock.

                                            4. REPRESENTATIONS AND WARRANTIES OF

BEARD. Beard has the full right, power and authority to enter into this Agreement. This Agreement has been executed and

                               Page 7 of 11 Pages
delivered by Beard and constitutes a legal, valid and binding obligation of Beard, enforceable in accordance with its terms, and does not violate Beard's Certificate of Incorporation, By-laws or any material agreement to which Beard is a party, subject to the conditions in paragraph 7 hereof.

                                            5. ADJUSTMENTS UPON CHANGES IN
CAPITALIZATION. The aggregate number of shares of Common Stock and Preferred Stock under this Agreement, and the consideration payable hereunder, shall be appropriately adjusted or modified to reflect any recapitalization, stock split, merger, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction involving Beard.

                                            6. METHOD OF PAYMENT. The Purchase
Price for all of the Common Stock and Preferred Stock to be sold hereunder shall be paid by wire transfer to such account or accounts as each Seller shall designate.

                                            7. CONDITIONS TO OBLIGATIONS OF
BEARD. The obligation of Beard to purchase all of the Common Stock and Preferred Stock shall be subject to satisfaction of the following conditions at or prior to Closing.

                  (a) John Hancock Mutual Life Insurance Company shall have consented in writing to the transactions contemplated by this Agreement.

                  (b) The Board of Directors of Beard shall have approved this Agreement.

                  (c) There shall be no injunction or other court ordered equitable relief issued voiding or prohibiting consummation of this Agreement or any litigation pending seeking material damages as a result of this Agreement.

                                            8. CLOSING. Subject to the terms and
conditions hereof, the First Closing shall be at 10:00 a.m., New York City time, on the second business day following receipt of written notice by Sellers from Beard that all conditions set forth in Section 7 hereof have been satisfied. The Second Closing shall be at 10:00 a.m., New York City time, on such date in January, 1998 as shall be designated in writing by the Sellers not less than two business days in advance. At each Closing, Sellers shall deliver, against payment of the Purchase Price as set forth in this Agreement, certificates duly endorsed for transfer representing the Stock purchased pursuant hereto. At the First Closing, Sellers shall, in addition, deliver all consents necessary as holders of the Preferred Stock to permit the consummation of the Merger and related transactions contemplated in the Proxy Statement dated September 12, 1997.

                               Page 8 of 11 Pages

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                                            9. SPECIFIC PERFORMANCE. Each of the
parties agree that the remedy at law of the other party for any breach of this Agreement would be inadequate, that damages in respect of any such breach would be difficult or impossible to determine, and that both parties shall be entitled to specific performance of this Agreement, in addition to all other remedies to which either party may be entitled, at law or in equity.

                                            10. NOTICES. All notices or other
communications required or permitted under this Agreement shall be in writing, and may be delivered in person, or may be given by mail, telex, telegram or facsimile transmission, and shall be deemed to have been duly made or given, unless otherwise herein specifically provided, when actually received, or, whether or not actually received, if deposited in the United States mail, by registered or certified mail, postage prepaid, addressed as follows:


If to the Sellers:        Kanders & Company
                          c/o Kane Kessler, P.C.
                          1350 Avenue of the Americas, New York, New York 10019
                          Attention:  Robert L. Lawrence, Esq.
                          Facsimile No. (212) 757-2063


If to Beard:              The Beard Company
                          Enterprise Plaza, Suite 320
                          5600 North May Avenue
                          Oklahoma City, OK  73112
                          Attention:  Mr. Herb Mee, Jr.
                            President.
                          Facsimile No. (405) 842-9901

Any party may, by written notice so delivered to the other, change the address to which delivery of notice shall thereafter be made.

                                            11. MISCELLANEOUS.

                                            (a) Applicable Law. This agreement
shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to contracts made and to be performed entirely therein.


                                            (b) Headings. The titles to
paragraphs in this Agreement are intended solely for convenience, and no provision in this Agreement shall be construed by reference to any title of any paragraph.

                                            (c) Entire Agreement. This Agreement
contains the entire agreement between the parties regarding the subject matter hereof and supersedes any prior written or oral

                               Page 9 of 11 Pages

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agreements between them concerning such subject matter.

                                            (d) Amendments. No provision of this
Agreement may be amended, modified, or waived except by a written agreement signed by the Seller and Beard.

                                            (e) Counterparts. This Agreement may
be executed in any number of counterparts, each of which shall constitute an original and all of which shall constitute only one agreement.



                                            IN WITNESS WHEREOF, the parties
hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                              "BEARD"

                                              THE BEARD COMPANY


                                              By: s/ Herb Mee
                                                 ------------------------------

                                                  Herb Mee, Jr., President


                                              "SELLERS"

                                              s/ Warren B. Kanders
                                              ---------------------------------
                                              Warren B. Kanders



                                              s/ Thomas A. Duddie
                                              ---------------------------------
                                              Smith Barney as IRA Custodian
                                              F/B/O Burtt R. Ehrlich


                                              K. Buttenhoff
                                              ---------------------------------
                                              K. Buttenhoff


                                              REPUBLIC NATIONAL BANK OF NEW
                                              YORK (SUISSE) SA

                                              By:  s/ Harald Giger
                                                 ------------------------------


                               Page 10 of 11 Pages

                                  EXHIBIT A

                                      Shares of                 $ Value                   Shares of              $ Value
Name                                Common Stock               Net of Fee              Preferred Stock          Net of Fee
----                                ------------               ----------              ---------------          ----------

Warren B. Kanders                      171,274                 $ 825,496               25,188.7592864           $1,343,604

Smith Barney as IRA                       -0-                       -0-                        9,016               480,926
   Custodian F/B/O
   Burtt R. Ehrlich

K. Buttenhoff                             -0-                       -0-                        4,508               240,463

Republic National Bank                  66,308                    319,587                      9,016               480,926
   of New York (Suisse) SA
   (formerly Mercury Bank)

Burtt R. Ehrlich                        66,308                     319,587                      -0-                  -0-
                                                               -----------                                      --------


                                                               $1,464,670                                       $2,545,919
                                                               ==========                                       ==========



                             Page 11 of 11 Pages